Exhibit 4.32

EXECUTION VERSION

CESSION IN SECURITY

by

SOUTHGOLD EXPLORATION PROPRIETARY LIMITED

(as Cedent)

in favour of

PURPLE RAIN SECURITY SPV (RF) PROPRIETARY LIMITED

(as Debt Guarantor)

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	INTRODUCTION	6
3.	CESSION IN SECURITY	6
4.	WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS BY THE CEDENT	7
5.	DELIVERY OF DOCUMENTS EVIDENCING THE CEDED RIGHTS AND OTHER OBLIGATIONS OF THE CEDENT	8
6.	RIGHTS, POWERS AND PRIVILEGES ATTACHING TO THE CEDED RIGHTS	8
7.	REALISATION	9
8.	APPROPRIATION OF PROCEEDS	10
9.	AUTHORITY	11
10.	DURATION	11
11.	FURTHER ASSURANCES	11
12.	ADDITIONAL RIGHTS	12
13.	CEDENT BOUND NOTWITHSTANDING CERTAIN CIRCUMSTANCES	12
14.	KEEPING, INSPECTION AND DELIVERY OF RECORDS	12
15.	EXEMPTION FROM LIABILITY	13
16.	FURTHER CESSIONS	13
17.	CERTIFICATE OF INDEBTEDNESS	13
18.	RENUNCIATION OF BENEFITS	13
19.	STIPULATION	14
20.	FREEDOM OF CHOICE	14
21.	REMEDIES CUMULATIVE	14
22.	STIPULATION FOR THE BENEFIT OF DEBT GUARANTOR	15
23.	WHOLE AGREEMENT	15
24.	DOMICILIUM AND NOTICES	16
25.	APPLICABLE LAW AND JURISDICTION	17
26.	FEES AND COSTS	17
27.	SEVERABILITY	17
28.	INDEPENDENT ADVICE	17
29.	SIGNATURE	18
SCHEDULE 1 : NOTICE TO INSURER		20
SCHEDULE 2 : FORM OF NOTICE TO BANK		23

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PARTIES:

This Agreement is made between:

(1)	SOUTHGOLD EXPLORATION PROPRIETARY LIMITED; and

(2)	PURPLE RAIN SECURITY SPV (RF) PROPRIETARY LIMITED.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions

Unless the context dictates otherwise, the words and expressions set forth below shall bear the following meanings and cognate expressions shall bear corresponding meanings:

1.1.1.	Agreement means this Cession in Security and its Schedules;

1.1.2.	Approved Offtaker means Red Kite and any other Offtakers approved from time to time by the Security Agent, acting reasonably;

1.1.3.	Borrower means Southgold;

1.1.4.	Borrower Indemnity means the counter indemnity agreement entered into or to be entered into between the Cedent and the Debt Guarantor on or about the Signature Date, in terms of which, inter alia, the Cedent indemnifies the Debt Guarantor against all and any claims made against it and/or costs, damages and/or losses it may suffer pursuant to issuing the Debt Guarantee, all on the terms and subject to the conditions contained therein;

1.1.5.	Business Rescue Plan means a plan as contemplated by section 150 of the South African Companies Act, 2008 prepared by the business rescue practitioner appointed in respect of the Borrower, after consulting the creditors, other affected persons and the management of the Borrower, and approved by the creditors of the Borrower on 11 July 2013;

1.1.6.	Ceded Rights means all of the Cedent’s rights of any nature whatsoever in and interests of any nature whatsoever to:

1.1.6.1.	the Claims;

1.1.6.2.	the Insurance Policies;

1.1.6.3.	the Insurance Proceeds;

1.1.6.4.	any Offtake Contract; and

1.1.6.5.	the Proceeds Account (including all amounts, and interest accrued on such amounts, held from time to time in the Proceeds Account),

whether actual, prospective or contingent, direct or indirect, whether a claim to the payment of money or to the performance of any other obligation, and whether or not the said rights and interests were within the contemplation of the Parties at the Signature Date;

1.1.7.	Cedent means the Borrower;

1.1.8.	Claims means all current and future claims which Southgold may have against any debtor, provider of services, advisor or other person, claims against any of its shareholders and all claims in respect of the leases, licences, operating agreements, supply agreements, or any other contracts to which Southgold is a party, or guarantees and securities held by Southgold in terms of any project document and any incorporeal property of Southgold, and proceeds from any such claims;

1.1.9.	CS means Credit Suisse AG, a banking institution incorporated under the laws of Switzerland, acting through its office at Paradeplatz 8, 8001 Zurich, Switzerland;

1.1.10.	Debt Guarantee means the guarantee given or to be given by the Debt Guarantor to the Lenders in terms of which, inter alia, the Debt Guarantor guarantees to the Lenders the due, proper and punctual payment and performance by the Obligors (as defined therein) of their obligations owing to the Lenders in terms of the Finance Documents to which they are a party, all on the terms and subject to the conditions contained therein;

1.1.11.	Debt Guarantor means Purple Rain Security SPV (RF) Proprietary Limited, a private company duly incorporated according to the company laws of South Africa, with registration number 2010/007093/07;

1.1.12.	Effective Date means the date on which all of the conditions precedent to the Transaction Implementation Agreement are fulfilled in accordance with the terms thereof;

1.1.13.	Event of Default has the meaning given in the Facility Agreement;

1.1.14.	Security Agent means CS or any replacement Security Agent which has become a party to the Facility Agreement;

1.1.15.	Facility Agreement means the facility agreement entered into or to be entered into between the Debt Guarantor, Southgold and the Lenders on or about the Signature Date, pursuant to which the repayment obligations owing by Southgold to the Lenders (as assignees of amounts under the Intra-Group Loan Agreement and Acknowledgement of Debt pursuant to the provisions of the Deed of Assignment of Loan Agreement and the Deed of Assignment of Debt) are substituted by the terms set out therein;

1.1.16.	Final Maturity Date has the meaning given in the Facility Agreement;

1.1.17.	Finance Documents shall have the meaning given thereto in the Facility Agreement, save that for purposes of this Agreement, the term Finance Documents shall not include the Revenue Sharing Agreement (as defined in the Facility Agreement) or any other such revenue sharing agreements or documents pursuant or ancillary thereto;

1.1.18.	Finance Parties means:

1.1.18.1.	the Lenders; and

1.1.18.2.	the Security Agent,

and Finance Party means, as the context requires, either one of them;

1.1.19.	Gold means London unallocated gold bullion measured in Ounces and (unless otherwise agreed by the Borrower and the Security Agent) which complies with the rules of the LBMA relating to good delivery and fineness as from time to time in effect;

1.1.20.	Insurance Policies means all contracts and policies of insurance of any kind which are effected and maintained by or on behalf of the Cedent from time to time;

1.1.21.	Insurance Proceeds means the proceeds payable under the Insurance Policies from time to time;

1.1.22.	Lenders means:

1.1.22.1.	CS; and

1.1.22.2.	SCB,

and Lender means, as the context requires, either one of them;

1.1.23.	Offtake Contract means each agreement for the sale or other disposal of Products, including delivery of Products for the purpose of refining and smelting Gold, entered into between Southgold and an Approved Offtaker (including, but not limited to Red Kite) as buyer;

1.1.24.	Offtaker means in respect of any Offtake Contract, the counterparty to such Offtake Contract;

1.1.25.	Parties means:

1.1.25.1.	the Cedent;

1.1.25.2.	the Debt Guarantor; and

1.1.25.3.	the Security Agent

and Party means, as the context requires, either one of them;

1.1.26.	Proceeds Account has the meaning given in the Facility Agreement;

1.1.27.	Products means Gold, unrefined gold-bearing ore, doré bars and any other minerals produced by Southgold at the Site;

1.1.28.	Product Proceeds means all monies payable to or received by Southgold arising from the sale of Product;

1.1.29.	Red Kite means Red Kite Explorer Trust of William House, 20 Reid Street, Hamilton, HM11, Bermuda;

1.1.30.	Secured Obligations means any and all of the Cedent’s obligations or indebtedness (whether actual or contingent) from whatsoever cause and howsoever arising, owing to the Debt Guarantor under the Borrower Indemnity;

1.1.31.	SCB means Standard Chartered Bank, a bank incorporated in England and Wales with limited liability by Royal Charter 1853, under reference ZC18, the principal office of which is situated in England at 1 Basinghall Avenue, London, EC2V 5DD, United Kingdom;

1.1.32.	Security Cession means the cession in securitatem debiti contemplated by this Agreement;

1.1.33.	Signature Date means the date of the signature of the Party last signing this Agreement in time;

1.1.34.	Southgold means Southgold Exploration Proprietary Limited, a private company duly incorporated according to the company laws of South Africa, with registration number 2000/016129/07; and

1.1.35.	Transaction Implementation Agreement means the agreement entered into amongst, inter alios, Southgold, the Lenders and Wits Gold in terms of which, inter alia, the Business Rescue Plan is implemented, all on the terms and subject to the conditions contained therein.

1.2.	Interpretation

1.2.1.	Terms used (but not otherwise defined) in this Agreement have the meaning given to them in the Facility Agreement.

1.2.2.	This Agreement and the rights and obligations of the Parties shall in all respects be subject to the terms and conditions of the Facility Agreement and in the event of any conflict between the provisions of this Agreement (including, without limitation, the terms defined herein) and the provisions of the Facility Agreement, the provisions of this Agreement shall prevail.

1.2.3.	If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only the definition clause, effect shall be given to it as if it were a substantive provision in the body of the Agreement.

1.2.4.	Where any term is defined within the context of any particular clause in the Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this definitions clause.

1.2.5.	References to the assets of any person shall be construed as a reference to the whole or any part of its business, undertaking, property, shareholdings, assets and revenues (including any rights to receive revenues).

1.2.6.	Any reference to law shall be construed as any law (including common or customary law) or statute, constitution, decree, judgment, treaty, regulation, directive, bye-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court.

1.2.7.	Any reference to a person shall be construed as a reference to any person, firm, company, trust, scheme, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing.

1.2.8.	Where any matter requires the approval, agreement, acceptance or consent of the Debt Guarantor such approval, agreement, acceptance or consent shall be deemed not to have been given unless given in writing. Unless otherwise specified in any relevant clause of this Agreement, the Debt Guarantor may give or withhold its approval, agreement, acceptance or consent in its sole discretion.

1.2.9.	Any reference to an enactment is to that enactment as at the Signature Date and as amended or re-enacted from time to time.

1.2.10.	Unless inconsistent with the context, an expression which denotes:

1.2.10.1.	any one gender includes the other genders;

1.2.10.2.	a natural person includes an artificial person and vice versa; and

1.2.10.3.	the singular includes the plural and vice versa.

1.2.11.	When any number of days is prescribed in the Agreement, those days shall be reckoned inclusively of the first and exclusively of the last day unless the last day of the number so calculated falls on a day which is not a Business Day, in which case the number of days shall be reckoned to the next succeeding Business Day.

1.2.12.	Expressions defined in this Agreement shall bear the same meaning in Schedules to this Agreement which do not themselves contain their own conflicting definitions.

1.2.13.	The expiration or termination of this Agreement shall not affect such of the provisions of the Agreement as expressly provided that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

1.2.14.	References to including and in particular shall not be construed restrictively but shall mean “including, without limitation of the generality of the foregoing” and “in particular, but without limitation to the generality of the foregoing” respectively;

1.2.15.	The rule of construction that a contract shall be interpreted against the party responsible for the drafting or preparation of the contract, shall not apply.

1.2.16.	Where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail.

1.2.17.	Any reference herein to an agreement shall be to such agreement as amended, supplemented, varied, novated or restated from time to time hereafter.

2.	INTRODUCTION

As security for the due performance of the Secured Obligations owing by the Cedent, the Cedent has agreed to cede in securitatem debiti all of the Ceded Rights to the Debt Guarantor on the terms and subject to the conditions set out in this Agreement.

3.	CESSION IN SECURITY

3.1.	With effect from the Effective Date until the Final Maturity Date, in accordance with Clause 10 (Duration) below, the Cedent hereby cedes in securitatem debiti to the Debt Guarantor all of the Ceded Rights as a continuing general covering collateral security for the due, proper and timeous payment and performance in full of all of the Secured Obligations owing by the Cedent, on the terms and conditions set out in this Agreement, which cession the Debt Guarantor hereby accepts.

3.2.	Without prejudice to the representations and warranties given by the Cedent to the Debt Guarantor pursuant to Clause 4.1 and without prejudice to the rights of the Debt Guarantor or any other Finance Party consequent upon any breach of the representations and warranties given by the Cedent to the Debt Guarantor pursuant to Clause 4.1, if the Ceded Rights are subject to any right in breach of the representations and warranties in Clause 4.1.2 or if the Ceded Rights are not released pursuant to the Finance Documents on or before the Effective Date or if any other Security has been granted by the Cedent over any Ceded Right to any other person prior to the Effective Date, this Agreement shall (without prejudice to any other rights the Debt Guarantor and/or the Finance Parties may have pursuant to the Facility Agreement or any other Finance Document(s) and without affecting the operation of this Agreement in respect of those of the Ceded Rights which have not been so ceded to another person) constitute a cession in securitatem debiti to the Debt Guarantor of the Cedent’s reversionary rights or other interests (including all of the Cedent’s rights of action against such other person and any rights which now or may in the future vest in the Cedent pursuant to such reversionary rights) in respect of those Ceded Rights, which are hereby ceded in securitatem debiti to the Debt Guarantor with effect from the Effective Date, which cession the Debt Guarantor hereby accepts. The Debt Guarantor shall be entitled to notify any such other person of this Agreement, and if any such other person is entitled to possession of any of the documents referred to in Clause 5, then the Cedent shall deliver photocopies of the relevant documents to the Debt Guarantor, and as soon as such person ceases to be entitled to possession or gives up possession of such documents, the Cedent shall deliver the relevant documents to the Debt Guarantor.

3.3.	The cession contemplated by this Agreement is intended to operate as a cession of each part and all of the Ceded Rights, individually and collectively.

3.4.	If, for any reason, any security interests intended to be created under this Agreement are or become illegal, invalid or unenforceable in respect of some of the Ceded Rights, then the cession of those Ceded Rights, as the case may be, shall be severed from this Agreement, and this Agreement and all the security interests created over the remainder of the Ceded Rights shall continue in full force and effect.

3.5.	The cession contemplated by this Agreement operates as a security cession and not as an out and out or outright cession and the Cedent retains bare ownership of the Ceded Rights, subject to the rights of the Debt Guarantor as secured creditor in terms of the Finance Documents to which it is a party.

4.	WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS BY THE CEDENT

4.1.	The Cedent until the Final Maturity Date:

4.1.1.	warrants and represents on the Signature Date and on each day that this Agreement is in force (save as otherwise provided in the Finance Documents), that it is and will remain the sole and beneficial owner of the Ceded Rights to the exclusion of all others and no person has an option or right of refusal over the Ceded Rights;

4.1.2.	warrants and represents on the Effective Date and on each day that this Agreement is in force that the Ceded Rights ceded to the Debt Guarantor under this Agreement have not been ceded (either outright or as security), discounted, factored, mortgaged under notarial bond or otherwise, or otherwise disposed of or hypothecated, nor are they subject to any other rights in favour of any person;

4.1.3.	warrants and represents on the Signature Date and on each day that this Agreement is in force that all obligations undertaken by it under this Agreement have been authorised by all necessary corporate action and the constitutive documents of the Cedent do not place any limitations or restrictions on the Cedent to cede the Ceded Rights as provided for in this Agreement;

4.1.4.	warrants and represents on the Effective Date and on each day that this Agreement is in force that after due investigation, the issue of the Security Cession and the fulfilment of its obligations in accordance with the terms hereof do not contravene any law, regulation or any contractual obligation binding on it;

4.1.5.	subject to the provisions of the other Finance Documents, waives any and all rights in respect of the Ceded Rights which it may have in conflict with the rights of the Debt Guarantor under this Agreement;

4.1.6.	acknowledges that it may not pledge, cede, assign or transfer or, subject to the provisions of the other Finance Documents, in any other manner encumber or deal with the Ceded Rights without the prior written consent of the Debt Guarantor;

4.1.7.	agrees that on the occurrence of an Event of Default which is continuing and not remedied pursuant to any Finance Document, it will forthwith pay over to the Debt Guarantor any interest or other benefits of any nature accrued and/or received in respect of the Ceded Rights by depositing the same into a nominated account as the Debt Guarantor may from time to time direct in writing; and

4.1.8.	undertakes and agrees, to the extent that it is reasonably able to do so, to prevent any variation of the value of, or rights relating to, the Ceded Rights without the prior written consent of the Debt Guarantor.

4.2.	It is recorded that the Debt Guarantor has entered into this Agreement on the strength of and relying on the warranties and representations in this Clause 4, each of which shall be deemed to be separate warranties and representations, given without prejudice to any other warranty or representation, and deemed to be material representations inducing the Debt Guarantor to enter into this Agreement.

5.	DELIVERY OF DOCUMENTS EVIDENCING THE CEDED RIGHTS AND OTHER OBLIGATIONS OF THE CEDENT

5.1.	The Cedent shall deliver to the Debt Guarantor any documents relating to the Ceded Rights for which it may at any time reasonably call, which documents shall be delivered to the Debt Guarantor, in so far as the Debt Guarantor is not already in possession thereof, within a reasonable period, as agreed between the Debt Guarantor and the Cedent, and, failing such agreement, within 10 (ten) Business Days of receipt by the Cedent of a written request for such documents from the Debt Guarantor.

5.2.	The Cedent shall deliver a written notice and acknowledgement within 5 (five) Business Days from the Effective Date substantially in the form of Schedule 2 (Form of Notice to Standard Bank) notifying the Standard Bank with which the Cedent holds the Proceeds Account of the Security Cession and signed by such bank.

5.3.	With respect to the Insurance Policies, the Cedent shall within 5 (five) Business Days from the Effective Date:

5.3.1.	notify the relevant insurer(s) of the cession in security of the Insurance Policies in the form set out in Schedule 1 (Form of Notice to Insurer) hereto and ensure that the interests of the Debt Guarantor are noted on the insurance policy(ies) and documents in respect of the Insurance Policies;

5.3.2.	until termination of this Agreement pursuant to Clause 10 (Duration), pay all premiums in respect of the Insurance Policies in full and on due date and provide proof of such payments on written request by the Security Agent; and

5.3.3.	procure that prior to any enforcement of the Debt Guarantor’s rights pursuant to Clause 7 (Realisation), until termination of this Agreement pursuant to Clause 10 (Duration), all proceeds from the Insurance Policies are applied in accordance with clause 17 (Insurance) of the Facility Agreement.

5.4.	The Cedent shall generally do everything that may be required by the Debt Guarantor, including but not limited to complying with the obligations of the Cedent under Clause 5.1, for the purposes of and to give effect to this Agreement, failing which the Debt Guarantor may, if possible, attend thereto and recover from the Cedent any properly evidenced expenses reasonably incurred in doing so within 3 (three) Business Days after written demand.

6.	RIGHTS, POWERS AND PRIVILEGES ATTACHING TO THE CEDED RIGHTS

6.1.	This Agreement operates in respect of all rights, powers and privileges attaching to the Ceded Rights, including but not limited to those set out in Clause 6.2 below and such rights, powers and privileges shall accordingly vest in the Debt Guarantor with the power to exercise them either in its own name or in the name of the Cedent, upon the occurrence of an Event of Default which is continuing, alternatively, the Cedent shall, upon the occurrence of an Event of Default which is continuing, and if the Debt Guarantor so directs, exercise its rights, powers and privileges in its own name and in accordance with the Debt Guarantor’s directions to the greatest extent permitted by applicable law.

6.2.	Subject to Clause 6.1, such rights, powers and privileges attaching to the Ceded Rights include (but are not limited to) the right to receive in its own name and for its own account payment of the benefits which become due in respect of the Ceded Rights from time to time.

6.3.	For the avoidance of doubt, prior to the occurrence of an Event of Default which is continuing, the Cedent shall be entitled to exercise the rights in terms of Clause 6.2 above, in respect of the Ceded Rights, without the consent of the Debt Guarantor.

7.	REALISATION

7.1.	Upon the occurrence of an Event of Default which is continuing and provided that the Debt Guarantor and/or the Facility Agent has demanded payment from the Cedent in terms of Clause 4.1 of the Borrower Indemnity, the Cedent hereby irrevocably and unconditionally authorises and empowers the Debt Guarantor or its nominee, without any further authority or consent of any nature whatsoever required from the Cedent, and in the name of the Debt Guarantor or in the name of the Cedent to:

7.1.1.	exercise all or any of the rights, powers and privileges and enforce all or any obligations attaching to the Ceded Rights in such manner and on such terms as the Debt Guarantor in its sole discretion deems fit; and/or

7.1.2.	receive payment for, delivery of and/or performance in respect of, the Ceded Rights in its own name; and/or

7.1.3.	at the Debt Guarantor’s election:

7.1.3.1.	sell or otherwise realise the Ceded Rights or any one of them by public auction; or

7.1.3.2.	sell or otherwise realise the Ceded Rights by private treaty, on reasonable notice to the Cedent of no more than 10 (ten) Business Days; or

7.1.3.3.	take over the Ceded Rights at a fair value which, in the absence of agreement within 10 (ten) Business Days after delivery by the Debt Guarantor to the Cedent of a written notice stating that the Debt Guarantor intends to exercise its rights pursuant to this Clause 7.1.3.3, shall be determined by an independent accountant from either of KPMG, Deloitte, Ernst & Young or Pricewaterhouse Coopers or a merchant bank agreed to by the Parties or, failing agreement within 5 (five) Business Days, appointed, at the request of either the Debt Guarantor or the Cedent, by the President for the time being of the Southern African Institute of Chartered Accountants (or the successor body thereto) (which independent accountant or merchant bank shall act as an expert and not as an arbitrator, shall be instructed to make his determination within 10 (ten) Business Days after being requested to do so and shall determine the liability for his charges which will be paid accordingly); and/or

7.1.4.	institute any legal proceedings which the Debt Guarantor may deem necessary in connection with any sale or other realisation or the transfer of any of the Ceded Rights by the Debt Guarantor or its nominee; and/or

7.1.5.	convey valid title in the Ceded Rights to any purchaser thereof (including the Debt Guarantor, on the basis envisaged in Clause 7.1.3.3 above) and/or to take all such further or other steps as the Debt Guarantor may consider necessary to deal with the Ceded Rights; and/or

7.1.6.	take all such further or other steps as the Debt Guarantor may reasonably consider necessary to deal with the Ceded Rights in order to give effect to this Security Cession.

7.2.	On the Debt Guarantor taking any actions in terms of Clause 7.1, or otherwise as required by the Debt Guarantor, the Cedent shall on demand by the Debt Guarantor:

7.2.1.	notify any relevant person required by the Security Agent in writing that payment for, delivery of or performance in respect of the Ceded Rights must be made to the Debt Guarantor, and that payment, delivery or performance to the Cedent or to anyone else will not constitute valid payment, delivery or performance, and the Debt Guarantor shall be entitled to do likewise. The Cedent shall on demand by the Debt Guarantor provide proof that such notification has been duly given;

7.2.2.	refuse to accept any payment, delivery or performance tendered in respect of any of the Ceded Rights in order that such payment, delivery or performance be tendered to the Debt Guarantor, which will apply any payment so received in accordance with the provisions of Clause 8 (Appropriation of Proceeds); and

7.2.3.	at its own cost carry out any lawful necessary directions the Debt Guarantor may give in regard to the realisation of the Ceded Rights and sign any document or do any other lawful act necessary to vest the Ceded Rights in the Debt Guarantor, to enable the sale or disposition of the Ceded Rights, which may otherwise be necessary or required to perfect the Security Cession created in this Agreement.

7.3.	Notwithstanding anything to the contrary contained in this Agreement, the Debt Guarantor shall not be obliged to take any particular steps to collect or otherwise enforce its rights in respect of the Ceded Rights.

8.	APPROPRIATION OF PROCEEDS

8.1.	The Debt Guarantor shall apply the net proceeds of all amounts received pursuant to the sale or other realisation of the Ceded Rights in accordance with the provisions of this Agreement (after deducting all properly evidenced costs and expenses incurred by the Debt Guarantor in relation to such realisation, including the cost of any legal proceedings, any stamp duty, uncertificated securities tax, transfer duty or any other tax that may be imposed in respect thereof) in reduction or discharge, as the case may be, of the Cedent’s obligations under the Secured Obligations.

8.2.	After full and final payment of the Cedent’s indebtedness to the Debt Guarantor as set out in Clause 8.1 above, including without limitation the full and final discharge of the Secured Obligations, the balance, if any, of such proceeds will be paid to the Cedent within 5 (five) Business Days after such settlement of the Cedent’s indebtedness to the Debt Guarantor.

9.	AUTHORITY

If at any time during this Agreement the Debt Guarantor becomes entitled to exercise its rights under Clause 7.1, the Cedent hereby authorises and appoints the Debt Guarantor (or its nominee) irrevocably and in rem suam as the Cedent’s attorney and agent in the Cedent’s name, place and stead to sign and execute:

9.1.	such documents as may be necessary:

9.1.1.	in order to render the Ceded Rights or any of them negotiable including, without limitation, the signature of transfer declarations;

9.1.2.	to enable the Debt Guarantor to receive payment of the purchase price for the Ceded Rights subject to the provisions of Clause 8; and

9.1.3.	to enable the Debt Guarantor to exercise any of its rights granted to it herein.

10.	DURATION

This Agreement is a continuing covering security and will ipso facto terminate only upon the Final Maturity Date. In particular, this Agreement shall not terminate by reason solely of the fact that there may at any time be reduced obligations or debts owing by the Cedent under the Finance Documents. The Security Agent shall, within 5 (five) Business Days of receipt of a written request from the Cedent, certify in writing that the Final Maturity Date has occurred (provided that the Final Maturity Date has in fact occurred).

11.	FURTHER ASSURANCES

11.1.	The Cedent shall generally promptly do everything that may be required in order to comply with its obligations under this Agreement and as may otherwise be required by the Debt Guarantor for the purposes of and to give effect to this Agreement, failing which the Debt Guarantor may, to the extent possible, attend thereto on behalf of the Cedent and recover on demand from the Cedent any expenses incurred in relation thereto. In particular the Cedent shall execute and do all such acts and things as the Debt Guarantor, in its reasonable discretion, may require:

11.1.1.	to perfect or protect the security interests created (or intended to be created) by this Agreement;

11.1.2.	to preserve or protect any of the rights of the Debt Guarantor under this Agreement;

11.1.3.	to enforce any security interests created under this Agreement on or at any time after it becomes enforceable;

11.1.4.	for the exercise of any power, authority or discretion vested in the Debt Guarantor under this Agreement; and

11.1.5.	to carry out the effect, intent and purpose of this Agreement, in any such case, forthwith upon demand by the Debt Guarantor to the maximum extent permitted by law and at the expense of the Cedent.

12.	ADDITIONAL RIGHTS

12.1.	The rights conferred on the Debt Guarantor by this Agreement are additional to and not in substitution for:

12.1.1.	any other rights the Debt Guarantor has, or may at any time in the future have, against the Cedent or any other person; and/or

12.1.2.	any other security held or hereafter to be held by the Debt Guarantor from the Cedent, or any other person, in connection with the Secured Obligations. The Debt Guarantor may release any security held by it without prejudice to its rights under this Agreement.

13.	CEDENT BOUND NOTWITHSTANDING CERTAIN CIRCUMSTANCES

13.1.	The Cedent agrees that on signature hereof, it will be bound under this Agreement to the full extent hereof, despite the fact that:

13.1.1.	any intended additional security from the Cedent or any other person for the Secured Obligations may not be obtained or may be released or may cease to be held for any other reason;

13.1.2.	any Finance Party may agree any variation or novation of any Finance Document to which it is a party (including any amendment providing for the increase in the amount of a Facility or an additional facility);

13.1.3.	any Finance Party may receive a dividend or benefit in any insolvency, liquidation or any compromise or composition, whether in terms of any statutory enforcement or the common law;

13.1.4.	the Debt Guarantor, the Security Agent or any other Finance Party may grant any indulgences to any Obligor or fail to exercise any one or more of its rights under the Finance Documents, either timeously or at all; or

13.1.5.	any other fact or circumstance may arise on which the Cedent might otherwise be able to rely on a defence based on prejudice, waiver or estoppel.

13.2.	If the Cedent suffers any loss arising from any of the facts, circumstances, acts or omissions referred to above, it will have no claim against the Debt Guarantor or any Finance Party in respect thereof.

14.	KEEPING, INSPECTION AND DELIVERY OF RECORDS

14.1.	The Cedent shall at all times keep up-to-date records of the Ceded Rights and shall comply with any reasonable directions the Debt Guarantor may give in regard to the keeping of such records.

14.2.	The Debt Guarantor or anyone authorised by the Debt Guarantor may at any time and on reasonable notice inspect any of the Cedent’s books of account and other records including the Cedent’s books of account and/or other records which may be in the possession of a third party.

14.3.	If the Debt Guarantor at any time so requests, the Cedent shall at its own cost deliver to the Debt Guarantor certified copies of any of the books and/or records referred to in Clauses 14.1 or 14.2.

15.	EXEMPTION FROM LIABILITY

15.1.	Neither the Debt Guarantor nor any Finance Party officers, trustees, agents, beneficiaries, employees and advisors shall be liable for any loss or damage, whether direct, indirect, consequential or otherwise, suffered by the Cedent howsoever arising in connection with this Agreement, whether that loss or damage arises as a result of a breach of contract (whether total, fundamental or otherwise), delict, negligence or any other cause and whether this Agreement has been terminated or not, other than as a result of the gross negligence or wilful misconduct of the Debt Guarantor or such Finance Party.

15.2.	The Cedent agrees to indemnify (and keep indemnified) and hold harmless the Debt Guarantor and each Finance Party and their respective officers, trustees, agents, beneficiaries, employees and advisors against any and all losses, claims, damages or liabilities, to which they may become subject under or in connection with this Agreement, and agrees to reimburse the Debt Guarantor or Finance Party for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Cedent will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of the gross negligence or wilful misconduct of the Debt Guarantor or any Finance Party.

16.	FURTHER CESSIONS

The Cedent shall not grant any further cessions of the Ceded Rights or otherwise encumber them without the prior written consent of the Debt Guarantor.

17.	CERTIFICATE OF INDEBTEDNESS

A certificate signed by a manager of the Debt Guarantor (whose appointment need not be proved) as to the existence of and the amount of indebtedness by the Cedent to the Debt Guarantor, that such amount is due and payable, the amount of interest accrued thereon and as to any other fact, matter or thing related to the Cedent’s indebtedness under the Finance Documents shall be prima facie proof of the contents and correctness thereof for the purposes of provisional sentence, summary judgment or any other proceedings, shall be valid as a liquid document for such purpose and shall, in addition, be prima facie proof for purposes of pleading or trial in any action instituted against the Cedent arising herefrom.

18.	RENUNCIATION OF BENEFITS

The Cedent hereby renounces the legal benefits and exceptions of excussion, division, non numeratae pecuniae, non causa debiti, revision of accounts and errore calculi, the Cedent declaring itself to be fully acquainted with the full meaning and effect of this renunciation.

19.	STIPULATION

The provisions of this Agreement which are stipulated for the benefit of the Finance Parties (or any of them) or any of the other persons referred to in Clause 15 (Exemption from Liability) shall be capable of acceptance at any time without notice to any person.

20.	FREEDOM OF CHOICE

20.1.	The Cedent confirms, in respect of all Insurance Policies required to be maintained by it under the Finance Documents, that it is aware and fully appraised of the following choices it has under section 43 of the Short-term Insurance Act, 1998 (the Short-term Insurance Act):

20.1.1.	a choice of entering into a new policy contract, making available an existing policy contract or using a combination of those options; and

20.1.2.	if a new policy is to be entered into:

20.1.2.1.	as to the insurer and the person (if any) who is to render services as intermediary in connection with the transaction; and

20.1.3.	as to whether or not the value of the policy together with the value of any other policy which is also to be made available, shall exceed the value of the interest of the Debt Guarantor; and

20.1.4.	if an existing policy or policies are to be made available:

20.1.4.1.	as to the person (if any) who is to render services as intermediary in connection with the transaction; and

20.1.4.2.	as to whether or not a variation of the policy required for that purpose shall be such as to cause the value of the policy benefits to be provided thereunder, when taken in the aggregate with the value of the policy benefits provided under any other policy which is also to be made available and used for that purpose, to exceed the value of the interests of the Debt Guarantor;

20.2.	This Clause 20 constitutes written notification to the Cedent of its rights under section 43 of the Short-term Insurance Act. Regardless of the sequence in which the Finance Documents are executed, no benefits under any policy contract made available to the Finance Parties under a Finance Document shall accrue to the Finance Parties before the Effective Date.

20.3.	The Cedent confirms that it exercised its freedom of choice under section 43 of the Short-term Insurance Act and that it was not subject to any coercion or inducement as to the manner in which that freedom of choice was exercised.

21.	REMEDIES CUMULATIVE

21.1.	The rights of the Debt Guarantor under this Guarantee:

21.1.1.	may be exercised as often as necessary;

21.1.2.	are cumulative and not exclusive of their rights under general law; and

21.1.3.	may be waived only in writing and specifically.

21.2.	Delay in exercising or non-exercise of any such rights is not a waiver of those rights.

22.	STIPULATION FOR THE BENEFIT OF DEBT GUARANTOR

The provisions of this Guarantee which confer benefits upon the Debt Guarantor shall constitute stipulations for the benefit of the Debt Guarantor and of any person (escrow) becoming a Debt Guarantor in accordance with the provisions of the Facility Agreement, capable of acceptance at any time. To the extent that a splitting of claims arises as a result of the provisions of this clause 22, each of the Guarantors hereby consents to such splitting of claims.

23.	WHOLE AGREEMENT

23.1.	This Agreement constitutes the whole agreement between the Parties relating to the subject matter hereof.

23.2.	No:

23.2.1.	amendment or consensual cancellation of this Agreement, or any provision or term thereof or of any agreement, bill of exchange or other document issued or executed pursuant to or in terms of this Agreement; or

23.2.2.	settlement of any disputes arising under this Agreement; or

23.2.3.	extension of time, waiver or relaxation or suspension of any of the provisions or terms of this Agreement or of any agreement, bill of exchange or other document issued pursuant to or in terms of this Agreement, shall be binding unless recorded in a written document signed by the relevant Parties. Any such extension, waiver or relaxation or suspension which is given or made shall be strictly construed as relating strictly to the matter in respect of which it was made or given.

23.3.	No extension of time or waiver or relaxation of any of the provisions or terms of this Agreement or any agreement, bill of exchange or other document issued or executed pursuant to or in terms of this Agreement, shall operate as an estoppel against any Party in respect of its rights under such agreement or document, nor shall it operate so as to preclude such Party thereafter from exercising its rights strictly in accordance with this Agreement.

23.4.	No Party shall be bound by any express or implied term, representation, warranty, promise or the like not recorded herein, whether it induced the contract and/or whether it was negligent or not.

24.	DOMICILIUM AND NOTICES

24.1.	Each Party chooses as their domicilium for all purposes under this Agreement, whether in respect of court process, notices or other documents or communications of whatsoever nature, the following addresses:

24.1.1.	the Debt Guarantor:

Physical address	:	GMG Trust Company

3rd Floor

200 on Main

Cnr Main and Bowwood Roads

Claremont

7708

Telefax	:	+27 (0)86 673 3490

Attention	:	Managing Director

24.1.2.	the Cedent:

Physical address	:	Ground Floor

138 West Street

Sandton

2146

South Africa

Telefax	:	+27(0)11 301 1840;

Attention	:	Petrus van den Steen;

or at such other address, not being a post office box, of which the Party concerned may notify the other in writing.

24.2.	Any Party may at any time, by notice in writing to the other Parties, change its domicilium to any other address in South Africa which is not a post office box, which change shall become effective 7 (seven) Business Days after receipt of the relevant notice by the relevant Party.

24.3.	Any notice given in connection with this Agreement shall, save where a particular form of notice is stipulated, be:

24.3.1.	delivered by hand; or

24.3.2.	sent by courier; or

24.3.3.	sent by telefax (if the domicilium includes a telefax number),

to the domicilium chosen by the Party concerned.

24.4.	A notice given as set out above shall be deemed to have been duly given (unless the contrary is proved):

24.4.1.	if delivered by hand before 16h30, on the date of delivery, or otherwise the immediately following Business Day; or

24.4.2.	if sent by courier and delivered before 16h30, on the date of delivery by the courier service concerned, or otherwise the immediately following Business Day; or

24.4.3.	if sent by telefax, on the expiration of 24 (twenty four) hours after the time of transmission, unless actually received on the date of transmission.

24.5.	Instructions given to the Cedent must be given in writing but may be given by telefax and/or email, and the Cedent shall not be required to enquire as to the validity of any instruction and shall be entitled to act upon such instruction accordingly.

25.	APPLICABLE LAW AND JURISDICTION

25.1.	This Agreement shall be construed and interpreted in accordance with the laws of South Africa.

25.2.	The Borrower agrees that any legal action or proceedings arising out of or in connection with this Agreement may be brought against it in the South Gauteng High Court of South Africa, Johannesburg (or any successor to that court) and irrevocably submit to the non-exclusive jurisdiction of such court. The Borrower irrevocably waives any objection it may now or hereafter have that such action or proceeding has been brought in an inconvenient forum. Nothing herein shall affect the Debt Guarantor’s right to serve process in any manner permitted by law.

26.	FEES AND COSTS

The Borrower shall, within 3 (three) Business Days of written demand, pay all legal costs incurred in good faith by the Debt Guarantor in preserving (to the extent that such preservation costs are reasonably, actually and directly incurred) or enforcing any rights against the Borrower in terms of this Agreement.

27.	SEVERABILITY

If at any time any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be or become illegal, invalid or unenforceable under applicable law, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is already illegal, invalid or unenforceable, shall not be affected or impaired thereby. The Parties agree in such event, and insofar as may be available under applicable law, to substitute valid, legal and enforceable provisions for the invalid, illegal or unenforceable provisions so as to implement the intention of the Parties hereto to the extent legally possible.

28.	INDEPENDENT ADVICE

The Borrower acknowledges that it has been free to secure independent legal and other advice as to the nature and effect of all the provisions of this Agreement and that it has either taken such independent legal and other advice or dispensed with the necessity of doing so. Further, the Borrower acknowledges that all of the provisions of this Agreement and the restrictions herein contained have been negotiated as between it and the Debt Guarantor and are part of the overall intention of the Parties in connection with this Agreement.

29.	SIGNATURE

29.1.	This Agreement is signed by the Parties on the dates and at the places indicated below.

29.2.	This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts.

29.3.	The persons signing this Agreement in a representative capacity warrant their authority to do so.

29.4.	The Parties record that it is not required for this Agreement to be valid and enforceable that a Party shall initial each page of this Agreement and/or have its signature of this Agreement verified by a witness.

- SIGNATURE PAGES TO FOLLOW -

SIGNED at Sandton on this the 31st day of March 2014.

For and on behalf of
SOUTHGOLD EXPLORATION
PROPRIETARY LIMITED

/s/ P.F. Van Den Steen
Signatory: P.F. Van Den Steen
Capacity: BRP
Who warrants his authority hereto

Signatory:
Capacity:
Who warrants his authority hereto

SIGNED at Cape Town on this the 2nd day of April 2014.

For and on behalf of
PURPLE RAIN SECURITY SPV (RF)
PROPRIETARY LIMITED

/s/ T. Ross-Gillespie
Signatory: T. Ross-Gillespie
Capacity: Director
Who warrants his authority hereto

SCHEDULE 1

NOTICE TO INSURER

[To appear on the letterhead of Cedent]

To:	[Insurance Company]

[insert Address]

And To:	Purple Rain Security SPV (RF) Proprietary Limited

[insert Address]

Date: [insert]

Dear Sirs

CESSION IN SECURITY

We refer to the [description of insurance policy] held by Southgold Exploration Proprietary Limited with yourselves in respect of [insert details] to the value of R[insert] ([insert amount in words] Rand) with policy number [insert] (the Policy).

We confirm that certain financing arrangements have been concluded between ourselves and Credit Suisse AG and Standard Chartered Bank (collectively, the Lenders). Purple Rain Security SPV (RF) Proprietary Limited (the Debt Guarantor) has provided a debt guarantee to the Lenders in respect of any and all of our indebtedness owing to the Lenders (the Debt Guarantee). We have subsequently provided the Debt Guarantor with a written counter indemnity in terms of which, inter alia, we have agreed to indemnify the Debt Guarantor from any and all loss which it may suffer or claims arising against it pursuant to the Debt Guarantee (the Indemnity). As security for the performance of our obligations in terms of the Indemnity, we have concluded a written cession in security agreement with, inter alios, the Debt Guarantor, pursuant to which we have, subject to the terms and conditions of the financing arrangements between ourselves and the Lenders, ceded in security all of our rights, title and interest in and to, inter alia, the Policy, including all proceeds accruing in respect of and/or standing to the credit of the Policy (the Security Cession).

We confirm that upon receiving a written request from the Debt Guarantor notifying you of the enforcement of its rights under the Security Cession, you are to pay any and all amounts which would otherwise have been payable to ourselves under the Policy, to the Debt Guarantor, or its nominee (as specified in such notice).

Please acknowledge receipt of this notification by signing the Annexure attached to this letter and returning your acknowledgement of receipt to ourselves, the Debt Guarantor and the Security Agent at the addresses specified therein.

Yours faithfully

For and on behalf of
Southgold Exploration Proprietary Limited
Who warrants his/her authority hereto.

ANNEXURE TO SCHEDULE 1

From:	[Insurer]

[insert Address]

To	Southgold Exploration Proprietary Limited

[insert Address]

Attention: [insert]

And To:	Purple Rain Security SPV (RF) Proprietary Limited

[insert Address]

And To:	Credit Suisse AG (as Security Agent)

[insert Address]

Date: [insert]

Dear Sirs

ACKNOWLEDGEMENT OF CESSION IN SECURITY

We refer to your letter dated [insert] entitled “Cession in Security”. Terms and expressions used therein shall have the same meaning where used in this letter.

We confirm receipt of your letter and hereby undertake that upon receipt of written notification from the Debt Guarantor of the enforcement of its rights under the Security Cession, we shall henceforth pay any and all amounts which would otherwise have been payable to you under the Policy, to the Debt Guarantor.

We agree that payment to any other party in such circumstances shall not constitute a valid discharge of our payment obligations under the Policy.

Yours faithfully

For and on behalf of
[Insurer]
Who warrants his/her authority hereto.

SCHEDULE 2

FORM OF NOTICE TO BANK

[To appear on the letterhead of the Cedent]

To:	[insert relevant bank]

[insert Address]

And To:	Purple Rain Security SPV (RF) Proprietary Limited

[insert address]

Attention: [insert]

Date: [insert]

Dear Sirs

CESSION IN SECURITY

We refer to the bank accounts held by ourselves with you with the following account numbers:

i)	[insert details]; and

ii)	[insert details],

(collectively, the Bank Accounts).

We confirm that certain financing arrangements concluded between ourselves and Credit Suisse AG and Standard Chartered Bank (collectively, the Lenders). Purple Rain Security SPV (RF) Proprietary Limited (the Debt Guarantor) has provided a debt guarantee to the Lenders in respect of any and all of our indebtedness owing to the Lenders (the Debt Guarantee). We subsequently provided the Debt Guarantor with a written counter indemnity in terms of which, inter alia, we have agreed to indemnify the Debt Guarantor from any and all loss which it may suffer or claims arising against it pursuant to the Debt Guarantee (the Indemnity). As security for the performance of our obligations in terms of the Indemnity, we have concluded a written cession in security agreement with, inter alios, the Debt Guarantor, pursuant to which we have ceded in security all of our rights, title and interest in and to, inter alia, the Bank Accounts, including all proceeds standing to the credit of the Bank Accounts from time to time (the Security Cession).

We confirm that upon receiving a written request from the Debt Guarantor notifying you of the enforcement of its rights under the Security Cession, you are to pay any and all amounts which would otherwise have been payable to ourselves under the Bank Accounts, to the Debt Guarantor, or its nominee (as specified in such notice).

Please acknowledge receipt of this notification by signing the Annexure attached to this letter and returning your acknowledgement of receipt to ourselves, the Debt Guarantor and the Security Agent at the addresses specified therein.

Yours faithfully

For and on behalf of
Southgold Exploration Proprietary Limited
Who warrants his/her authority hereto.

Annexure to Schedule 2

[To appear on the letterhead of the relevant bank]

From:	[insert relevant bank]

[insert address]

To:	Southgold Exploration Proprietary Limited

[insert address]

And to:	Purple Rain Security SPV (RF) Proprietary Limited

[insert address]

Attention: [insert]

And to:	Credit Suisse AG (in its capacity as Security Agent)

[insert address]

Attention: [insert]

Date: [insert]

Dear Sirs

ACKNOWLEDGEMENT OF CESSION IN SECURITY

We refer to your letter dated [insert] entitled “Cession in Security”. Terms and expressions used therein shall have the same meaning where used in this letter.

We confirm receipt of your letter and hereby undertake that upon receipt of written notification from the Debt Guarantor of the enforcement of its rights under the Security Cession, we shall act in accordance with the terms of the Security Cession.

We agree that payment to any other party in such circumstances shall not constitute a valid discharge of our payment obligations under the Bank Accounts.

Yours faithfully

For and on behalf of [relevant bank] Who warrants his/her authority hereto.